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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Santa Barbara Restaurant Group, Inc.:

We consent to the use of our report dated March 23, 2001 relating to the consolidated balance sheets of Santa Barbara Restaurant Group, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and related schedule, included herein and to the reference to our firm under the headings "Summary-Selected Consolidated Financial Data-Santa Barbara Restaurant Group" and "Experts" in the prospectus.


/s/ KPMG LLP


Orange County, California
January 24, 2002